Exhibit 10.24

Named Executive Officer Salary and Bonus Arrangements

On March 23, 2009, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of First Data Corporation (the “Company”) approved the following 2009 base salaries and target bonuses for the Company’s named executive officers.

Name and Title	2009 Base Salary	2009 Bonus Target (1)
Michael D. Capellas Chairman and Chief Executive Officer	$1,200,000	$1,800,000

Philip M. Wall Executive Vice President & Chief Financial Officer	$632,000	$632,000

Edward A. Labry III Executive Vice President	$750,000	$937,500

Grace Chen Trent Executive Vice President	$400,000	$400,000

David G. Yates Executive Vice President	€498,678	€623,348

(1)	2009 bonus funding will be determined at the discretion of the Committee at the end of the year after considering accomplishments during 2009, which may include: (1) financial performance, as measured by 2009 EBITDA; (2) operational performance, as measured by the attainment of business service level and operational objectives; and (3) attainment of the Company’s and each executives individual performance objectives.

From time to time, the Company’s executive officers receive certain perquisites and personal benefits that may include personal use of the Company’s aircraft, personal use of tickets to certain professional events, personal financial planning up to $20,000 per year, car allowance and reimbursement for relocation and moving expenses.